Exhibit 10.3

GE Healthcare Financial Services

CONFIDENTIAL	500 West Monroe Street Suite 1100 Chicago, IL 60661 USA
February 25, 2008

SXC Health Solutions Inc. 2441 Warrenville Road, Suite 610 Lisle, Illinois 60532 Attn: Mr. Jeffrey Park Chief Financial Officer	T+1 312 441 7705 F+1 312 441 7770
Re:      Commitment Letter
Ladies and Gentlemen:
General Electric Capital Corporation (“GE Capital”) is pleased to commit to provide, directly or through an affiliate, the Financing (as defined below) and to act as the sole administrative agent for the Financing, all upon and subject to the general terms and conditions set forth herein, in the Summary of Terms attached hereto as Exhibit A and incorporated herein by reference (the “Term Sheet” and together with this letter, the “Commitment Letter”) and in the Fee Letter (as defined below). GE Capital Markets, Inc. (“GECM”) is pleased to advise you of its agreement to act as the sole lead arranger and book-running manager for the Financing. Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned such terms in the Term Sheet.
SXC Health Solutions Inc. (“you” or “Borrower”) have advised GE Capital and GECM that you intend to acquire all of the issued and outstanding capital stock of National Medical Health Card Systems, Inc. (the “Target”, and together with its subsidiaries, the “Acquired Business”) pursuant to an Agreement and Plan of Merger to be entered into among SXC Health Solutions Corp. (“Parent”), the Borrower, Merger Sub and Target (in the form previously provided to GE Capital (for the avoidance of doubt, such form is the Sidley Draft 2/25/08), with such amendments, thereto, if any, as are permitted under Schedule I, Conditions to Closing, of the Term Sheet, the “Merger Agreement”) (such transactions, the “Transaction”). The Transaction will take the form of (a)(i) an exchange offer (the “Exchange Offer”) by Merger Sub to acquire any and all of the outstanding shares of common stock of Target in exchange for $7.70 in cash and a portion of a common share of Parent equal to $3.30 (such portion to be determined based on the average of Parent’s common stock price as reported on NASDAQ for the preceding 20 trading days) (as it may be adjusted pursuant to the Merger Agreement, the “Consideration”) followed by (ii) a merger of Merger Sub with and into Target with Target continuing as the surviving corporation (the “Second Step Merger”) and each outstanding share of Target common stock not acquired in the Exchange Offer (other than dissenting and excluded shares) being converted into the right to receive the Consideration and each option to purchase Target common stock being converted as described in the Merger Agreement or (b) a one step merger of Merger Sub with and into Target with Target continuing as the surviving corporation (the “One Step Merger”) and each outstanding share of Target stock (including the Convertible Preferred Stock) being converted into the right to receive the Consideration and each option to purchase Target common stock being converted as described in the Merger Agreement. The Exchange Offer and Second Step Merger are more fully described on Exhibit I. You have further advised GE Capital that, in connection with the Transaction, you intend to obtain senior secured financing in an amount equal to $58.0 million, which will be comprised of a $10.0 million Senior Secured Revolving

Credit Facility and a $48.0 million Senior Secured Term Loan on the terms and conditions described in the Term Sheet (collectively, the “Financing”).
Syndication.
GE Capital intends and reserves the right, prior to and after the execution of definitive documentation for the Financing (the “Financing Documentation”), to syndicate a portion of its commitments under this Commitment Letter or its loans and commitments under the Financing Documentation, as the case may be, to one or more financial institutions pursuant to a syndication to be managed by GECM (GE Capital and such financial institutions becoming parties to such Financing Documentation being collectively referred to as the “Lenders”) in consultation with the Borrower. The syndication of a portion of GE Capital’s commitments and/or loans under the Financing is hereinafter referred to as the “Primary Syndication”. Notwithstanding the foregoing or any other provision of the Commitment Letter, Term Sheet or Fee Letter, GE Capital and GECM acknowledge and agree that completion of the Primary Syndication or any other syndication is not a condition to their commitment and agreements hereunder nor shall it reduce their commitments hereunder with respect to the Facilities.
GECM will commence the Primary Syndication promptly after your acceptance of this Commitment Letter and the Fee Letter (as defined below). It is understood and agreed that GECM will, in consultation with you, manage and control all aspects of the Primary Syndication, including selection of the potential other Lenders, determination of when GECM will approach potential other Lenders and the time of acceptance of the other Lenders’ commitments, any naming rights, titles or roles to be awarded to the other Lenders, and the final allocations of the commitments among the other Lenders. It is further understood and agreed that (i) no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed, or other titles, names or roles conferred to any other Lender or any other person or entity, by you in respect of the Financing, (ii) the amount and distribution of fees among the other Lenders will be at GECM’s discretion, (iii) no other Lender will be offered by, or receive from, you compensation of any kind for its participation in the Financing, except as expressly provided for in this Commitment Letter or the Fee Letter or with the prior written consent of GECM, (iv) there shall be no competing issuances of debt, securities or commercial bank facilities of the Borrower, the Target or any subsidiary or affiliate thereof, being offered, placed or arranged during or immediately prior to the syndication of the Financing.
You agree to actively assist and cooperate (and use your commercially reasonable efforts to cause the Target, each of your and its respective affiliates and all other necessary persons to assist and cooperate) with GE Capital and GECM in connection with the Primary Syndication. Such assistance shall include, without limitation (a) promptly preparing and providing to GE Capital and GECM all information with respect to Borrower and the Target and their respective subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as GE Capital and GECM may reasonably request in connection with the Primary Syndication, (b) participating (and using your commercially reasonable efforts to cause the Target to participate in) Lender and other relevant meetings (including meetings with rating agencies) at mutually agreed upon times, (c) providing direct contact during the Primary Syndication between the Borrower’s senior management, representatives and advisors (and using your commercially reasonable efforts with respect to the Target’s senior management, representatives and advisors), on the one hand, and potential Lenders, on the other hand at mutually agreed upon times, (d) using your commercially reasonable efforts to ensure that GECM’s syndication efforts benefit from Borrower’s and, to the extent practicable and in your view appropriate, the Target’s existing banking relationships, and (e) assisting GECM in the preparation of a confidential information memorandum, presentations and other information materials regarding the Financing to be used in connection with the Primary Syndication and confirming (and using your

2

commercially reasonable efforts to cause the Target to confirm), prior to such materials being made available to potential Lenders, the completeness and accuracy of such materials in all material respects.
Information
You hereby represent and covenant (and it is a condition to GE Capital’s commitment hereunder) that (a) all information other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to GE Capital and GECM by you, the Target, the Acquired Business or any of your or their affiliates or representatives is or will be, when furnished and when taken as a whole with all other Information, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by the Borrower (including with respect to the Target and the Acquired Business) or any of the Borrower’s or their affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions believed by you to be reasonable (it being understood and acknowledged that the Projections are as to future events and are not facts and are subject to significant uncertainties and contingencies that may be beyond your control and actual results may differ materially from the Projections). You agree that if at any time prior to the closing of the Financing any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct under those circumstances. You understand that in arranging and syndicating the Financing we may use and rely on the Information and Projections without independent verification thereof.
You hereby authorize and agree, on behalf of yourself, the Target, and your and their respective affiliates, that the Information, the Projections and all other information provided by or on behalf of you, the Target and your and their affiliates to GE Capital and GECM regarding the Borrower, the Target and their respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Financing (collectively, “Evaluation Material”) may be disseminated by or on behalf of GE Capital and GECM, and made available, to potential other Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with GECM’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential Lender or other meetings). You hereby further authorize GECM to download copies of Borrower’s and the Acquired Business’ logos from their respective websites and post copies thereof on an Intralinks® or similar workspace and use the logos on any confidential information memoranda, presentations and other marketing and materials prepared in connection with the Primary Syndication.
At GECM’s request, you agree to assist (and shall use your commercially reasonable efforts to cause the Target to assist) in the preparation of Evaluation Material, including a market version of the confidential information memorandum, presentation and other information materials, consisting exclusively of information that is either publicly available with respect to the Borrower, the Target and the Borrower’s and Target’s subsidiaries and parent companies, or that is not material with respect to Borrower, the Target, and their respective securities for purposes of United States and Canadian federal and state securities laws. You also hereby agree that you will (a) identify in writing (and use your commercially reasonable efforts to cause the Target to identify in writing) and (b) clearly and conspicuously mark such Evaluation Material that does not contain any such material non-public information referred to in the prior sentence as “PUBLIC”. You hereby agree that by identifying such Evaluation Material pursuant to clause

3

(a) of the preceding sentence and marking Evaluation Material as “PUBLIC” pursuant to clause (b) of the preceding sentence and/or publicly filing any Evaluation Material with the U.S. Securities and Exchange Commission or Canadian Securities Administrators, then GE Capital, GECM and the other Lenders and potential Lenders shall be entitled to treat such Evaluation Material as not containing any material non-public information with respect to the Borrower, the Target and the Borrower’s and Target’s subsidiaries and parent companies for purposes of United States and Canadian federal and state securities laws. You further acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any material non-public information: term sheets with respect to the Financing and the Transaction, and administrative materials of a customary nature prepared by GE Capital and GECM for prospective Lenders, such as a lender meeting invitation, bank allocation, if any, and funding and closing memorandum. Before distribution of any Evaluation Material, you agree or agree to use your commercially reasonable efforts to cause the Target to execute and deliver to us a letter in which you authorize distribution of the Evaluation Material to prospective Lenders and their employees willing to receive material non-public information, and a separate letter in which you authorize distribution of Evaluation Material that does not contain material non-public information and represent that no material non-public information is contained therein.
Fee Letter.
As consideration for GE Capital’s and GECM’s agreements hereunder you agree to pay GE Capital and GECM the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Financing (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.
Conditions.
The commitment and agreements of GE Capital hereunder, and the agreements of GECM to provide the services described herein, are subject to the following: (a) the execution and delivery of the Financing Documentation reasonably acceptable to GE Capital and its counsel, (b) GE Capital not becoming aware after the date hereof of any information not previously disclosed to GE Capital affecting Borrower, the Target, the Acquired Business or the Transaction that in GE Capital’s reasonable judgment is inconsistent in a material and adverse manner with any such information disclosed to GE Capital prior to the date hereof, (c) GECM having been afforded a reasonable period of time (and in any event at least 30 days), following your and Target’s, as applicable, written authorization for the release of the confidential information memorandum prepared as part of the Evaluation Material and immediately prior to the date of closing of the Financing to complete the Primary Syndication, (d) your compliance in all material respects with the terms and provisions of this Commitment Letter and the Fee Letter and (e) the other conditions set forth in the Term Sheet and the Fee Letter. The terms and conditions of the commitment and agreement hereunder and of the Financing are not limited to those set forth herein and in the Term Sheet and the Fee Letter. All terms used in this Commitment Letter and not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet and Fee Letter are subject to the approval and agreement of GE Capital and you and in a manner consistent with the Term Sheet.
Expenses.
By signing this Commitment Letter, regardless of whether the Financing closes, you agree to pay upon demand to GE Capital and GECM all fees and expenses (including, but not limited to, all reasonable costs and fees of external legal counsel) incurred in connection with this Commitment Letter, the Fee Letter, the Transaction, the Financing and the transactions contemplated hereby (and the negotiation, documentation, closing and syndication thereof).

4

Revolving Credit Facility.
By signing this Commitment Letter, the Borrower agrees that on the Closing Date, no amount (excluding issued Letters of Credit) will be drawn under the Revolving Credit Facility, and Borrower shall have at least $20 million of cash on hand (after giving effect to the Acquisition), of which $15,000,000 may be used to fund the AB Cash Collateral Account (as such term is defined in the Term Sheet).
Confidentiality.
GE Capital is delivering this Commitment Letter to you with the understanding that the Borrower will not disclose the contents of this Commitment Letter, the Fee Letter or GE Capital’s or GECM’s involvement or interest in providing and arranging the Financing to any third party (including, without limitation, any financial institution or intermediary) without GE Capital’s prior written consent other than (a) to those individuals who are your directors, officers, employees, attorneys, accountants or advisors in connection with the Financing; provided that this Commitment Letter (but not the Fee Letter) may also be disclosed to the Target’s directors, officers, employees or advisors, and (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or compulsory legal process (in which case you agree to inform GE Capital promptly thereof). You, SXC and the Target may also disclose such matters in connection with any public filing required to be made with or public document required to be delivered to your, SXC’s or the Target’s stockholders in connection with the Transaction. Other than in any required public filing or any required delivery described in the prior sentence, you agree to inform all such persons who receive information concerning GE Capital, GECM, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person. GE Capital reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that you prepare or that is prepared on your behalf that contain GE Capital’s or any affiliate’s name or describe GE Capital’s financing commitment or GECM’s role and activities with respect to the Financing.
Indemnity.
Regardless of whether the Financing closes, you agree to (a) indemnify, defend and hold each of GE Capital, GECM and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind (including, without limitation, any environmental liabilities) which may be incurred by, or asserted against, any such Indemnified Person in connection with, arising out of, or relating to, this Commitment Letter, the Fee Letter, the Financing, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter, any other transaction related thereto and any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto, and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted

5

directly from the bad faith, gross negligence or willful misconduct of, or breach of agreements hereunder by, such Indemnified Person. Under no circumstances shall any party hereto or any of their respective affiliates be liable for any punitive, exemplary, consequential or indirect damages that may be alleged to result in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Financing, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter and any other transaction related thereto. Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. You agree to assume and accept such risks by hereby authorizing the transmission of electronic transmissions, and you agree that each of GE Capital, GECM or any of their respective affiliates will not have any liability for any damages arising from the use of such electronic transmission systems.
Sharing Information; Absence of Fiduciary Relationship.
You acknowledge that GE Capital, GECM and their affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of GE Capital, GECM or any of their respective affiliates will furnish confidential information obtained from you, the Target, and your and their respective officers, directors, employees, attorneys, accountants or other advisors by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies. You also acknowledge that none of GE Capital, GECM or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or furnish to you, the Target and your and their respective officers, directors, employees, attorneys, accountants or other advisors, confidential information obtained by GE Capital, GECM or any of their respective affiliates from other companies.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, GE Capital or GECM has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether GE Capital, GECM and/or their respective affiliates have advised or are advising you on other matters and (b) you will not bring or otherwise assert any claim against GE Capital or GECM for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither GE Capital nor GECM shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
Assignments and Amendments.
This Commitment Letter shall not be assignable by any party hereto without the prior written consent of all parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons; provided, that GE Capital may transfer and assign its commitment hereunder, in whole or in part, to any of its affiliates but, upon such assignment, GE Capital shall only be released from the portion of its commitment hereunder that has been so transferred and assigned to the extent such assignee shall have (prior to such release) funded the portion of the commitment so assigned.
This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and GE Capital. GE Capital and GECM may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the paragraph entitled “Indemnity” shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

6

Counterparts and Governing Law.
This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement; provided that the definition of “Company Material Adverse Effect” shall be governed by the laws of the State of Delaware.
Venue and Submission to Jurisdiction.
You consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, any transaction relating hereto, any other financing related thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that you acknowledge that any appeals from those courts may have to be heard by a court located outside of such jurisdiction. You expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which either of them may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.
Waiver of Jury Trial.
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE FINANCING AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
Survival.
The provisions of this letter set forth under this heading and the headings “Syndication”, “Information”, “Expenses”, “Confidentiality”, “Indemnity”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Financing closes or Financing Documentation shall be executed and delivered; provided that in the event the Financing closes or the Financing Documentation shall be executed and delivered, the provisions under the heading “Syndication” shall survive only until the completion of the Primary Syndication (as determined by GECM) and the reimbursement and indemnification contained in the Financing Documentation shall supersede such provisions contained herein.
Integration.
This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and any other person as to the subject matter hereof.

7

Patriot Act.
GE Capital hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies Borrower, which information includes the name, address, tax identification number and other information regarding Borrower that will allow such Lender to identify Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

8

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to GE Capital such signature pages to this Commitment Letter and the Fee Letter by 5:00 p.m., New York City time on February 27, 2008. Unless extended in writing by GE Capital (which extension may be granted or withheld by GE Capital in its sole discretion), the commitments contained herein shall expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above and (b) 5:00 p.m., New York City time on August 1, 2008, unless the transactions contemplated and described by this Commitment Letter are consummated on or before that date on the terms, and subject to the conditions, contained herein.
Sincerely,

GENERAL ELECTRIC CAPITAL CORPORATION

By: Name:	/s/ John Dale John Dale
Title:	Duly Authorized Signatory

AGREED AND ACCEPTED
THIS 25th DAY OF FEBRUARY, 2008.

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer

Exhibit A to Commitment Letter
$58.0 Million Senior Secured Credit Facilities
Summary of Terms
February 25, 2008
This is the Term Sheet described as Exhibit A in that certain letter dated February 25, 2008. Capitalized terms used herein without definition shall have the meanings assigned to them in the letter referenced above.

Borrower:	SXC Health Solutions Inc. (“Borrower”).

Guarantors:	SXC Health Solutions Corp. (“Parent”) and each of Borrower’s existing and subsequently acquired or formed direct and indirect material domestic subsidiaries, including at the time of its acquisition (which shall be the earlier of consummation of the merger or acquisition of 90% of its outstanding common stock) the Target and its material domestic subsidiaries (each, a “Guarantor” and collectively, the “Guarantors”; together with the Borrower, the “Group Members”) (it being understood that on the Closing Date, there are no Canadian subsidiaries of Borrower or Target) .

Administrative Agent:	General Electric Capital Corporation (“GE Capital”)

Sole Lead Arranger
and Book Runner:	GE Capital Markets, Inc. (“GECM”)

Lenders:	A syndicate of financial institutions (including GE Capital individually) arranged by GECM in consultation with Borrower.

Facilities:	Up to $58.0 million in senior secured credit facilities (the “Facilities”) consisting of the following:

Term Loan: A term loan of up to $48.0 million (“Term Loan”) will be advanced in one drawing on the Closing Date (as defined below) and have a term of 6 years, and will be repayable in equal quarterly installments commencing on the first day of the first quarter after the Closing Date in accordance with the following amortization schedule:

Term Loan
Loan Year 1:	$480,000
Loan Year 2:	4,800,000
Loan Year 3:	4,800,000
Loan Year 4:	7,200,000
Loan Year 5:	7,200,000
Loan Year 6:	23,520,000

Amounts repaid on the Term Loan may not be reborrowed. Notwithstanding the foregoing, the outstanding principal balance of the Term Loan will be repayable in full on the date on the 6th anniversary of the Closing Date.

Revolving Credit Facility: A revolving credit facility of up to $10.0 million (the “Revolving Credit Facility”) under which borrowings may be made from time to time during the period from the Closing Date (as hereinafter defined) until the 5th anniversary of the Closing Date.

A. Letters of Credit. A to-be-determined amount of the Revolving Credit Facility will be available for the issuance of letters of credit (“Letters of Credit”) for the account of Borrower or any of its subsidiaries. No Letter of Credit will have a termination date that is later than (a) 7 days prior to the termination date of the Revolving Credit Facility and (b) other than through the operation of “evergreen provisions” (which shall in no event extend beyond the date referred to in clause (a) above), 1 year after the date of issuance.

B. Swing Line Loans. A to-be-determined amount of the Revolving Credit Facility will be available to Borrower for swing line loans from GE Capital.

Use of Proceeds:
The proceeds of the loans and advances under the Facilities (collectively, the “Loans”) will be used on or promptly after the date of the consummation of the Exchange Offer and Second Step Merger or the One Step Merger, as applicable, solely to (a) pay a portion of the consideration under the Acquisition Agreement (as defined below), (b) repay all amounts owing under the Acquired Businesses’ and Borrower’s existing senior secured credit facilities and all other indebtedness (other than indebtedness to be agreed upon), (c) to pay fees and expenses incurred in connection with the foregoing and with the Facilities (the “Transaction Costs”) and (d) in the case of the Loans under the Revolving Credit Facility, for working capital and general corporate and similar purposes.

Interest:
Interest will be payable on the unpaid principal amount of all Loans at a rate per annum equal to, at the option of Borrower, (a) the Base Rate (as defined below) plus the Applicable Margin (as defined below), payable quarterly in arrears or (b) so long as no event of default then exists a per annum rate equal to the Eurodollar Rate (as defined below) plus the Applicable Margin, payable at the end of the relevant interest period, but in any event, at least quarterly.

“Base Rate” means a floating rate of interest per annum equal to the higher of the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” or the federal funds rate plus 50 basis points. “Eurodollar Rate” means, for each interest period, the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which is published by the British Bankers’ Association, and currently appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is 2 business days prior to the first day of such interest period adjusted for reserve requirements. When selecting the Eurodollar Rate option, Borrower will be entitled to choose 1, 2, 3 or 6 month interest periods; provided that Borrower may not select any interest period of more than 1 month until the date which is 90 days after the Closing Date.

All interest will be calculated based on a 360-day year (or, in the case of Base Rate loans calculated by reference to the prime rate, a 365/366-day year) and actual days elapsed. The Financing Documentation will set forth appropriate detail describing the exact method of calculation and relevant reserve requirements for the interest rates referred to above as well as Eurodollar Rate breakage provisions, Eurodollar Rate borrowing mechanics and other Eurodollar Rate definitions.

The “Applicable Margin” (on a per annum basis) means 2.25% per annum, in the case of Base Rate Loans, and 3.25% per annum, in the case of Eurodollar Rate Loans.

Adjustments in the Applicable Margins will be implemented quarterly, on a prospective basis, from and after the date which is 180 days following the Closing Date, on the 3rd business day after the date of delivery of quarterly financial statements (and related compliance certificate) evidencing the need for such adjustments in accordance with the pricing grid set forth below (the “Pricing Grid”). Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in the Financing Documentation, result in an increase of the Applicable Margins to the highest level of such pricing grid until such financial statements are delivered. Downward adjustments will only take effect (and only remain effective) provided no default has occurred and is continuing.

Leverage Ratio	Base Rate:	Eurodollar Rate:
Greater than	2.50%	3.50%
3.00:1.00
Between 1.00:1.00	2.25%	3.25%
and 3.00:1.00
Less than 1.00:1.00	2.00%	3.00%

Default Rate:	From and after the occurrence of a payment or bankruptcy event of default, or, at the election of the Administrative Agent or the Required Lenders, any other event of default, all amounts under the definitive documentation shall bear interest at the applicable interest rate (including those obligations which are determined by reference to the rate applicable to any other obligation) plus 2% per annum and the Letter of Credit Fee (as defined below) shall be increased by 2% per annum.

Interest Rate Protection:
Borrower shall obtain, within a time period to be agreed following the Closing Date, interest rate protection agreements on terms and with counterparties reasonably satisfactory to the Administrative Agent in effect for the three (3) years following the Closing Date covering a notional amount of the Term Loan to be agreed.

Fees:	In addition to the fees payable to GE Capital as specified in the Fee Letter, Borrower shall pay the following fees:

A fee of 0.50% per annum of the average daily balance of the unused portion of the Revolving Credit Facility will be payable quarterly in arrears (the “Unused Line Fee”).

A Letter of Credit fee (the “Letter of Credit Fee”) equal to the maximum undrawn face amount of all outstanding Letters of Credit multiplied by an annual rate equal to the Applicable Margin for Loans under the Revolving Credit Facility bearing interest based on the Eurodollar Rate will be due and payable quarterly in arrears. Borrower shall also pay certain fees, documentary and processing charges to an issuer of Letters of Credit as separately agreed with such issuer or in accordance with such issuer’s standard schedule at the time of determination thereof.

All fees will be calculated based on a 360-day year and actual days elapsed.

Prepayments and Commitment
Reductions:	Borrower shall make the following mandatory prepayments (subject to certain basket amounts, thresholds and exceptions to be negotiated in the Financing Documentation):

(a) Debt and Equity Issuances. Prepayments (i) in an amount equal to 50% of the net cash proceeds of issuances of equity by Borrower and its subsidiaries and (ii) in an amount equal to 100% of the net cash proceeds of issuances of debt obligations of Borrower and its subsidiaries.

(b) Asset Sales. Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Borrower or its subsidiaries (including insurance and condemnation proceeds), subject to thresholds and reinvestment provisions to be determined.

Mandatory prepayments will be applied to the outstanding Loans: first, to the Term Loan applied pro rata to the then remaining scheduled installments of the Term Loan, next to the outstanding principal balance of the Revolving Credit Facility, which shall not effect a permanent reduction to the Revolving Credit Facility, and then to cash collateralize Letters of Credit.

Voluntary prepayments of the Loans will be permitted at any time provided that Borrower pays breakage costs in connection with any voluntary prepayments of Eurodollar Rate Loans made on a date other than the last day of an interest period. Voluntary prepayments shall be applied to the remaining installments of the Term Loan as directed by Borrower.

All voluntary and mandatory prepayments shall be accompanied by (A) accrued interest on the amount prepaid to the date of prepayment, and (B) in the case of a borrowing bearing interest at the Eurodollar Rate, breakage costs, if any.

Collateral:
All obligations of Borrower under the Facilities and under any interest rate protection or other hedging arrangements entered into with or supported by a Lender (or any affiliate of any Lender) and of the Guarantors under the guarantees will be secured by a first priority perfected security interests in 100% of the outstanding equity interests of Borrower (all of which equity interests are owned by Parent) and all existing and after-acquired real and personal property of Borrower and each Guarantor (other than Parent), including, without limitation, 100% of the outstanding equity interests (and together with 100% of the outstanding equity interests of Borrower, the “Pledged Stock”) in their material domestic subsidiaries (the “Collateral”).

Notwithstanding anything to the contrary, the collateral shall exclude the following:

(i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing; provided that the Borrower uses commercially reasonable efforts to provide the required mortgages on the Closing Date) and all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title, (iii) those assets over which the granting of security interests in such assets would be prohibited by contract, applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses), (iv) those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (v) other exceptions to be mutually agreed upon.

The Collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances reasonably acceptable to Administrative Agent (to be set forth in the Financing Documentation).

In addition, beginning on the Closing Date and continuing unless and until such time as an Alternative AB Requirement (as such term is defined below) is satisfied, (i) the full amount of all outstanding payables owing to AmerisourceBergen Drug Corporation or any of its affiliates (collectively, “AmerisourceBergen”) shall constitute indebtedness for purposes of (x) the Leverage Ratios set forth in the Pricing Grid and (y) both the minimum fixed charge coverage ratio and the maximum total leverage ratio set forth below under the heading “Financial Covenants” and both of such ratios shall remain unchanged from the levels set forth on Exhibit II, (ii) the total amount of all outstanding payables to AmerisourceBergen shall not exceed $5,000,000 at any time and (iii) Borrower shall be required to maintain cash in a bank account with a financial institution satisfactory to Administrative Agent in an amount equal to $15,000,000 which cash shall be subject to a first priority lien in favor of Administrative Agent and Lenders pursuant to an account control agreement in form and substance satisfactory to Administrative Agent (the “AB Cash Collateral Account”).

Borrower shall be required to report on a weekly basis, in a manner satisfactory to Administrative Agent, all then outstanding payables owed to AmerisourceBergen.

On, prior to or following the Closing Date, Borrower may (i) terminate, or cause the termination of, any and all liens, security interests and encumbrances which AmerisourceBergen may have against any assets of NMHCRxMail Order, Inc. (“NMHCRxMail Order”) and provide evidence of such termination in form and substance satisfactory to the Administrative Agent (which evidence may take the form of official UCC search results from the Delaware Department of State) or (ii) cause any and all liens, security interests or encumbrances which AmerisourceBergen may have against any assets of NMHCRxMail Order to be a junior priority, second lien which (a) shall only encumber products purchased by NMHCRxMail Order from AmerisourceBergen and proceeds thereof, (b) shall only secure payment obligations of NMHCRxMail Order for products so purchased from AmerisourceBergen that have not yet been paid for, (c) shall secure no more than $7,500,000 of such unpaid obligations described in sub-clause (b) above and (d) shall be subject to and governed by an intercreditor and subordination agreement in favor of Administrative Agent and Lenders, all in form and substance satisfactory to the Administrative Agent (the satisfaction of one of the two sets of requirements set forth in (i) or (ii) above being referred to as satisfying an “Alternative AB Requirement”). In the event that the Borrower satisfies the Alternative AB Requirement by meeting the requirements set forth in clause (ii) above, the full amount of all outstanding payables owing to AmerisourceBergen shall constitute indebtedness for purposes of (x) the Leverage Ratios set forth in the Pricing Grid and (y) both the minimum fixed charge coverage ratio and the maximum total leverage ratio set forth below under “Financial Covenants” and both of such ratios shall remain unchanged from the levels set forth on Exhibit II.

Conditions Precedent to Closing:
The availability of the Facilities will be conditioned upon the satisfaction on or before the date of the expiration of the commitment letter of the conditions precedent set forth in the commitment letter, and the conditions set forth in Schedule I hereto (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

Conditions Precedent to each
Borrowing under the
Facilities:
All of the representations and warranties in the Financing Documentation shall be true and correct in all material respects; no default or event of default shall be continuing; and delivery of any relevant borrowing notices or letter of credit requests.

Representations and Warranties:	The Financing Documentation will contain the following representations and warranties applicable to the Group Members (with exceptions and qualifications to be mutually agreed upon):

Valid existence, compliance with law, power to execute, authorization, execution and enforceability of the Financing Documentation and certain related documents (and accuracy of representations and warranties thereunder, and no conflict thereof with material agreements or applicable law), ownership of the Group Members, accuracy of financial statements, absence of material adverse effect, solvency, absence of material litigation, taxes, compliance with margin regulations, absence of burdensome restrictions and defaults, inapplicability of Investment Company Act, insurance, labor matters, ERISA, environmental and healthcare matters, necessary rights to intellectual property, title to and ownership of properties and accuracy of all information provided.

Affirmative Covenants:	The Financing Documentation shall contain the following affirmative covenants applicable to the Group Members (with exceptions and qualifications to be mutually agreed upon):

Preservation of corporate existence, compliance with laws (including environmental and healthcare laws), payment of taxes and other claims resulting in liens, maintenance of properties, permits, insurance and books and records, and access to books and records and visitation rights, use of proceeds, further assurances (including provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral” and delivery of landlord, mortgagee and bailee waivers for locations containing material Collateral or information systems) and maintenance of cash management systems.

Financial Covenants:	The Financing Documentation shall contain the following financial covenants:

(a) minimum fixed charge coverage ratio as set forth on Exhibit II
(b) maximum total leverage ratio as set forth on Exhibit II
(c) maximum capital expenditures as set forth on Exhibit II

Reporting Requirements:	The Financing Documentation shall contain the following financial and other reporting requirements applicable to the Group Members:

Delivery of quarterly financial statements and of annual audited financial statements; delivery of management letters; delivery of projections and an annual business plan; annual insurance reports; quarterly schedules of intercompany loan balances; copies of certain reports sent to other parties and with respect to defaults, mandatory prepayment events, events that are material and other information reasonably requested by the Administrative Agent.

Negative Covenants:	The Financing Documentation shall contain the following negative covenants applicable to the Group Members (with exceptions and baskets to be mutually agreed upon):

Limitations on indebtedness (including guaranties and speculative hedging transactions), liens, investments (including loans and joint ventures), intercompany investments and loans from Borrower and/or Guarantors to non-Guarantor subsidiaries, capital expenditures, asset dispositions (including sale and leaseback transactions), restricted payments (consisting of dividends, redemptions and repurchases with respect to capital stock, cancellation of debt), prepayments of indebtedness (including redemptions and repurchases), fundamental corporate changes (including mergers, consolidations, acquisitions or creation of subsidiaries), changes in nature of business, transactions with affiliates, third-party restrictions on indebtedness, liens, investments or restricted payments, modification of constituent documents and certain other agreements, changes in accounting treatment, financial reporting practices or fiscal year, activities of Borrower and compliance with margin regulations and ERISA, environmental and healthcare laws.

Events of Default:	The Financing Documentation shall contain the following events of default applicable to the Group Members (with certain grace periods and thresholds to be mutually agreed upon):

Failure to pay principal, interest or any other amount when due; representations and warranties incorrect in any material respect when made or deemed made; failure to comply with covenants in the Financing Documentation; cross-default to other indebtedness; failure to satisfy or stay execution of judgments; bankruptcy or insolvency; actual or asserted by a Group Member invalidity or impairment of any part of the Financing Documentation (including the failure of any lien to remain perfected); and change of ownership or control.

Requisite Lenders:	Lenders holding more than 50% of total commitments and/or Loans.

Miscellaneous:
The Financing Documentation will include (a) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, withholding taxes, illegality and Eurodollar Rate breakage fees), (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency, set-off and sharing language and (d) other miscellaneous provisions as are usual and customary for financings of this kind (including voting, indemnity and expense provisions).

Assignments and Participations:
Lenders will be permitted to make assignments in a minimum amount of $1 million (unless such assignment is of a Lender’s entire interest in a Facility) to other financial institutions acceptable to Administrative Agent and, so long as no event of default has occurred and is continuing, Borrower, which acceptances shall not be unreasonably withheld or delayed; provided however, that the approval of Borrower shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders).

Governing Law and Submission
to Jurisdiction:	New York

SCHEDULE I
to
Summary of Terms
Conditions to Closing
The availability of each of the Facilities, in addition to the conditions set forth in the Commitment Letter and Exhibit A thereto, shall be subject to the satisfaction of the following conditions:
1. One Step Merger. If the Transaction is structured as a One Step Merger, the One Step Merger shall have been or shall substantially concurrently be consummated in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, express waivers or consents thereto that are materially adverse to the Lenders (including without limitation the definition of “Company Material Adverse Effect” therein) without the consent of GE Capital (which consent shall not be unreasonably withheld, delayed or conditioned).
2. Exchange Offer. If the Transaction is structured as an Exchange Offer and Second Step Merger, Merger Sub shall have accepted for payment the shares tendered and not withdrawn in the Exchange Offer (the date of such acceptance, the “Acceptance Date”) and all the conditions to the Exchange Offer shall have been satisfied in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, express waivers or consents thereto that are materially adverse to the Lenders (including without limitation the provisions of Section 1.4, Top-Up Option, or definitions of “Minimum Contribution” and “Company Material Adverse Effect” therein) without the consent of GE Capital (which consent shall not be unreasonably withheld, delayed or conditioned).
3. Equity. The Exchange Ratio (as such term is defined in the Sidley Draft 2/25/08 of the Merger Agreement) shall be 0.217.
4. Receipt of Financial Statements. Administrative Agent and the Lenders shall have received (a) as soon as available (and to the extent available), audited consolidated financial statements of Borrower for the fiscal period ending December 31, 2007, which statements shall be unqualified, (b) as soon as available, interim unaudited monthly consolidated financial statements of Borrower for each fiscal month ended after December 31, 2007 and (c) as soon as available, interim unaudited monthly consolidated financial statements of Target for each fiscal month ended after October 31, 2007.
5. Receipt of Pro Forma Financial Statements and Business Plan. Administrative Agent and the Lenders shall have received and be satisfied with (a) a pro forma estimated balance sheet of Borrower and its subsidiaries at the Closing Date after giving effect to the Transaction and the transactions contemplated thereby, and (b) Borrower’s business plan which shall include a financial forecast on a quarterly basis for the first twelve months after the Closing Date and on an annual basis thereafter through 2014 prepared by Borrower’s management. Administrative Agent acknowledges that the pro forma balance sheet and business plan that it has received as of the date hereof are satisfactory.
6. No Defaults. There shall not occur as a result of, and after giving effect to, the consummation of the Transaction and the funding of the Facilities, a default (or any event which with the giving of notice or lapse of time or both will be a default) under any of Borrower’s, the Guarantors’ or their respective subsidiaries’ material debt instruments and other material agreements.

7. Minimum EBITDA; Maximum Leverage. The consolidated adjusted EBITDA (with adjustments for Borrower for loss on disposal of capital assets of $133,000 and severance costs of $719,000 and adjustments for Target for impairment loss of $752,000, one-time termination benefits of $2,941,000, consulting fees of $1,128,000, rebate error of $456,000 and non-recurring legal costs of $1,051,000) of the Borrower and Target for the twelve fiscal month period most recently ended prior to the Closing Date shall be no less than $28.0 million. The consolidated leverage ratio of Borrower on the Closing Date after giving effect to the initial borrowing under the Facilities and the other transactions described herein shall not exceed 1.80 to 1.00.
8. No Material Adverse Effect. There shall not have been any events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means (a) a “Company Material Adverse Effect” (as defined in the Acquisition Agreement), or (b) an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (i) since December 31, 2006, the financial condition, business, performance, operations or property of Borrower and its subsidiaries, taken as a whole, (ii) the ability of Borrower or any Guarantor to perform its obligations under any Financing Documentation and (iii) the validity or enforceability of any Financing Documentation or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Financing Documentation.
9. Other Customary Conditions. Other customary closing conditions relating to delivery of satisfactory legal opinions of counsel to the Group Members, solvency certificate from the chief financial officer of Borrower, creation and perfection of liens on the Collateral as provided for in each paragraph entitled “Collateral” above, cash management system for Borrower and each Guarantor (including springing blocked account agreements for all deposit accounts of Borrower and its subsidiaries), which may be put in place within 60 days after closing, receipt of mortgage supporting documents for all properties subject to mortgage (including, without limitation, title insurance policies, current certified surveys, evidence of zoning and other legal compliance, environmental reports, certificates of occupancy, legal opinions), which may be put in place within 60 days after closing, no conflict with applicable law or other material agreements, obtaining all necessary governmental approval and third party consents, evidence of payment of certain existing debt and liens, if any, except as otherwise mutually agreed, evidence of corporate authority, copy of organizational documents, insurance reasonably satisfactory to the Administrative Agent (and receipt of additional insured and loss payee insurance certificates) and payment of all fees and expenses then due and owing under the Commitment Letter, Term Sheet and the Fee Letter.

2

Exhibit I
Summary Description of Exchange Offer and Second Step Merger
1. Parent, Borrower and/or Merger Sub commence the Exchange Offer and file the applicable information with the Securities and Exchange Commission.
2. At least 5 business days prior to the Acceptance Date, Borrower and the Lenders would execute and deliver to each other the Credit Agreement.
3. (a) At the expiration of the Exchange Offer (which shall be no earlier than 20 business days after it is commenced), if all of the conditions to the closing of the Exchange Offer have been satisfied or waived, Merger Sub will accept for payment the shares of Target stock properly tendered in the Exchange Offer and not withdrawn and (b) simultaneously with the acceptance described in clause 3(a), the Lenders would provide the Financing in immediately available funds to Borrower.
4. If the shares accepted for payment in the Exchange Offer constitute less than 90% of the outstanding common stock of Target, on or promptly following the Acceptance Date (A) Merger Sub exercises the Top Up Option (as defined in the Merger Agreement), delivers to Target (i) cash in an amount equal to the number of shares of Target common stock issues pursuant to the Top Up Option multiplied by an amount equal to the par value of a share of Target Common Stock and (ii) a promissory note for an aggregate principal amount equal to $11.00 multiplied by the number of shares of Target common stock issued pursuant to the Top Up Option, less the amount described in clause (i) and (B) Target will issue to Merger Sub the shares to be issued pursuant to the Top Up Option.
5. On the date Merger Sub acquires the shares of Target common stock issued pursuant to the Top Up Option or promptly thereafter, Merger Sub and the Company will consummate the Second Step Merger.

3